Exhibit 2.6 Agreement for the Acquisition of The Whole of the Issued Share Capital of Media Ventures Group plc, dated as of December 17, 1999 by and among Ci4net.com Limited, Ci4net.com Inc., and Those People Whose Names are set out in Schedule 1.





THIS AGREEMENT is dated the 17th  day of   December    1999 and
made BETWEEN:

(1) Those Several people whose names and addresses are set out in Schedule 1 (the `Vendors'); and

(2) Ci4net.com Inc of One Rockefeller Plaza, Suite 1600 New York
New York 10020 a corporation incorporated with limited liability in the state of Delaware USA (the `Parent')

(3)  CI4NET.comlimited of The Old Chapel, Sacre Coeur, Rouge
Bouillon Jersey JE2 **a company incorporated under the law of Jersey (the "Purchaser").

Whereas
The Vendors wish to sell and the Purchaser wishes to acquire the entire issued share capital of Media Ventures Group plc on and subject to the terms of this Agreement.

NOW IT IS HEREBY AGREED as follows:

1    Interpretation

1.1  Definitions
In this Agreement where the context admits:
     `Business Day' means a day (other than a Saturday or Sunday) on which banks are open for ordinary banking business in London;

     `Company' means Media Ventures Group plc a company registered in England under number 1493434 and incorporated on 25th April 1980 as a private company limited by shares under the Companies Act 1948

     `Companies Acts' means statutes from time to time in force concerning companies including (without limitation) the Companies
Act 1985, the Companies Act 1989, Part V of the Criminal Justice
Act 1993 and the Companies Consolidation (Consequential
Provisions) Act 1985;

     `Completion' means completion of the sale and purchase of the Sale Shares in accordance with Clause 5 (Completion);

     `Completion Date' means the date hereof

     `Consideration Shares' means ordinary shares of 1,200,000
shares of common stock of   each in the Parent credited as fully
paid;

     `Directors' means the persons named in Part II of Schedule 1
(The Vendors and the Company) and in Schedule 2 (The
Subsidiaries) as directors of the Company and the Subsidiaries and `The Continuing Directors' means the persons named in those Schedules as continuing directors following Completion;

     `Properties' means those properties details of which are set out in Schedule 3

     `Purchaser's Solicitors means McFadden Pilkington & Ward of
City Tower 40 Basinghall Street London EC2V 5DE

     `Restricted Business' has the meaning given in Sub-Clause
7.1 (Restricted Business);

     `Sale Shares' means the shares to be bought and sold pursuant to Clause 2.1 (Sale of Shares) being all the issued shares in the capital of the Company;

     `Subsidiaries' means the bodies corporate, details of which are set out in Schedule 2 (The Subsidiaries);

     ` Vendor's Group' means the Vendor and each of its Affiliates other than the Company and the Subsidiaries; and

     `Vendors' Solicitors' Richard Saleh & Co of


1.2  Construction of Certain References

In this Agreement, where the context admits:
(A) words and phrases the definitions of which are contained or referred to in Part XXVI of the Companies Act 1985 shall be construed as having the meanings thereby attributed to them;
(B) references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re-enactments (whether with or without modification);
(C) references to Clauses and Schedules are references to Clauses and schedules of and to this Agreement, references to Sub-Clauses or Paragraphs are, unless otherwise stated, references to Sub-Clauses of the Clause or paragraphs of the
Schedule in which the reference appears, and references to this Agreement include the Schedules;
(E) references to any document being in `agreed terms' or in `agreed form' are to that document in the form signed or initialled by or on behalf of the parties for identification; and
(F) references to the Vendors include a reference to each of them.

1.3  Joint and Several Liabilities
All covenants, agreements and obligations given or entered into by more than one person in this Agreement are given or entered into jointly and severally.

1.4  Headings
The headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.5  Schedules
Each of the Schedules shall have effect as if set out herein.

2    Sale of Shares

2.1  Sale and Purchase
Subject to the terms of this Agreement, the Vendors with full title guarantee shall sell and the Purchaser shall purchase, free from all encumbrances and together with all rights now or hereafter attaching thereto the entire issued share capital of the Company comprising 50,000 ordinary shares of GBP1 each and in respect of each individual Vendor the number of Sale Shares set opposite his name in the second column of Part I of Schedule 1.

2.2  No Sale of Part Only
Neither the Purchaser nor the Vendors shall be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

2.3  Waiver of Pre-emption Rights
Each of the Vendors hereby waives any pre-emption rights he may have relating to the Sale Shares, whether conferred by the Company's Articles of Association or otherwise.


3    Consideration

3.1  Amount Consideration Shares
The total consideration for the Sale Shares shall be the allotment to the Vendors of the Consideration Shares.


4. Completion

4.1 Completion shall take place on the Completion Date at the offices of the Purchaser's Solicitors.

4.2  Vendor's Obligations
On Completion the Vendors shall:
(A)  deliver to the Purchaser:
(1) duly executed transfers of the Sale Shares by the registered holders thereof in favour of the Purchaser or its nominees together with the relative share certificates;
(2) such waivers or consents as the Purchaser may require to enable the Purchaser or its nominees to be registered as holders of the Sale Shares; and
(3)  powers of attorney in an agreed form;
(B) procure that the Directors (other than the Continuing Directors) and the secretary or secretaries of the Company and the Subsidiaries retire from all their offices and employments with the Company and the Subsidiaries, each delivering to the Purchaser a deed (in the agreed terms) made out in favour of the Company and/or the Subsidiaries acknowledging that he has no claim outstanding for compensation or otherwise and without any payment under the Employment Rights Act 1996;
(C) procure the resignation of the auditors of the Company and the Subsidiaries in accordance with s 293 of the Companies Act 1985, accompanied by a written statement pursuant to s 394 of that Act that there are no circumstances connected with their resignation which should be brought to the notice of the members or creditors of each such company and that no fees are due to them and deliver such resignation and statement to the Purchaser;
(D)  deliver to the Purchaser as agent for the Company and the
Subsidiaries:
(1) all the statutory and other books (duly written up to date) of the Company and each of the Subsidiaries and its/their certificate(s) of incorporation, any certificates of incorporation on change of name and common seal(s);
(2) certificates in respect of all issued shares in the capital of each of the Subsidiaries and transfers of all shares in any Subsidiary not held by the Company in favour of such persons as the Purchaser shall direct;
(3)  the title deeds to the Properties
(4)  (or procure the delivery of) service agreements, in the
agreed terms, between [      ] and the Company, [each] executed
by [    ];
(E) procure a board meeting of the Company and of each of the Subsidiaries to be held at which there shall be:
(1) passed a resolution to register, in the case of the Company, the transfers of the Sale Shares and, in the case of the Subsidiaries, the share transfers referred to in Sub-Clause
(D)(2) and (subject only to due stamping) to register, in the register of members, each transferee as the holder of the shares concerned;
(2) appointed as directors and/or secretary such persons as the Purchaser may nominate
(3) tendered and accepted the resignations and acknowledgements of the directors and secretary referred to in Sub-Clause (B) each such acceptance to take effect at the close of the meeting;
(4) revoked all existing authorities to banks and new authorities shall be given to such banks and on such terms as the Purchaser may direct;
(5) changed the situation of the registered office and (subject to the Companies Acts) the accounting reference date, each as the Purchaser may direct; and
(6)  tendered and accepted the resignation of the auditors and
appointing [      ] as new auditors of each of the Company and
the Subsidiaries; and
(7)  [approved and entered into service agreements, in the agreed
terms, between [      ] and the Company];
(G) deliver to the Purchaser, certified as correct by the secretary of the relevant company, the minutes of each such board meeting;
(H) procure the discharge of all guarantees and like obligations given by the Company or any of the Subsidiaries in respect of the obligations of [any other person]

4.3  Purchaser's Obligations
      On Completion the Parent shall issue the Consideration
Shares to the Vendors


5. Post Completion Obligations

5.1  Price Adjustment
In the event of that the average closing mid market price of the ordinary shares of common stock of the Parent on the date hereof US$10 per share, the Parent shall forthwith issue such additional ordinary shares of common stock of the Parent so that the total mid market value of the shares of common stock of the Parent issued by the Parent to the Vendors pursuant hereto shall be US$12,000,000.

5.3 Compliance by Parent
The Parent shall comply with its obligation under clause 5.1 forthwith within 14 days of today.


6. Restriction of Vendors [this may need to be varied depending upon D Moran's existing service agreement
6.1  Restricted Business
In this Clause, `Restricted Business' means the business activities within [country or area] and which directly or indirectly competes with the business of the Company or any of the Subsidiaries carried on at the date of this Agreement.
6.2  Covenants
The Vendor undertakes with the Purchaser (as trustee for itself and the Company) and its successors in title that it will not and that it will procure that none of its Affiliates will:
(A)  for the period of [      ] after the date of this Agreement,
either on its own account or in conjunction with or on behalf of any person, firm or company, carry on or be engaged, concerned or interested (directly or indirectly and whether as principal, shareholder, director, employee, agent, consultant, partner or otherwise) in carrying on any Restricted Business (other than as a holder of less than 5 per cent of any class of shares or debentures listed on the London Stock Exchange or any other recognised stock exchange);
(B)  for the period of       ] after the date of this Agreement,
either on its own account or in conjunction with or on behalf of any person, firm or company, solicit or endeavour to entice away from the Company or any of the Subsidiaries any person who at the date of this Agreement is (or who within a period of one year prior to the date of this Agreement has been) a director, officer, manager, employee or servant of the Company or any of the Subsidiaries whether or not such person would commit a breach of contract by reason of leaving service or office;
(C)  for the period of [      ] after the date of this Agreement,
either on its own account or in conjunction with or on behalf of any person, firm or company, in connection with any Restricted Business deal with, solicit the custom of or endeavour to entice away from the Company or any of the Subsidiaries any person who at the date of this Agreement is (or who within a period of one year prior to the date of this Agreement has been) a customer of the Company or any of the Subsidiaries whether or not such person would commit a breach of contract by reason of transferring business;
(D)  for the period of [      ] after the date of this Agreement,
either on its own account or in conjunction with or on behalf of any person, firm or company, in connection with any Restricted Business endeavour to entice away from the Company or any of the Subsidiaries any person who at the date of this Agreement is (or who within a period of one year prior to the date of this Agreement has been) a supplier of the Company or any of the Subsidiaries whether or not such person would commit a breach of contract by reason of transferring business; and
(E) at any time after the date of this Agreement, directly or indirectly use or attempt to use in the course of any business on its own account or in conjunction with or on behalf of any person, firm or company, any trade or service mark, trade name, design or logo used in the business of the Company or any of the Subsidiaries or any other name, logo, trade or service mark or design which is or might be confusingly similar thereto



6.3  Vendors to Procure Compliance
The Vendors undertakes to take all such steps as shall from time to time be necessary to ensure compliance with the terms of Sub-Clause 6.2 above by employees and agents of the Vendors or any of its Affiliates.

6.4  Separate Covenants
Each of the undertakings in Sub-Clauses 6.2 and 6.3 shall be construed as a separate and independent undertaking and if one or more of the undertakings is held to be void or unenforceable, the validity of the remaining undertakings shall not be affected.

6.5  Reasonableness
The Vendors agree that the restrictions and undertakings contained in Sub-Clauses 6.2 and 6.3 are reasonable and necessary for the protection of the Purchaser's legitimate interests in the goodwill of the Company and the Subsidiaries, but if any such restriction or undertaking shall be found to be void or voidable but would be valid and enforceable if some part or parts of the restriction or undertaking were deleted, such restriction or undertaking shall apply with such modification as may be necessary to make it valid and enforceable.

6.6  Void or Unenforceable Restrictions
Without prejudice to Sub-Clause 6.5, if any restriction or undertaking is found by any court or other competent authority to be void or unenforceable the parties shall negotiate in good faith to replace such void or unenforceable restriction or undertaking with a valid provision which, as far as possible, has the same legal and commercial effect as that which it replaces.

6.7  Registration
Any provision of this Agreement, or of any agreement or arrangement of which it forms part, by virtue of which such agreement or arrangement is subject to registration under the Restrictive Trade Practices Act 1976 shall take effect only the day after particulars of such agreement or arrangement have been duly furnished to the Director General of Fair Trading pursuant to s 24 of that Act.

6.8  Confidential Information Concerning the Company
The Vendors shall not and shall procure that no other member of the Vendor's Group nor any officer or employee of any of the Vendors or any member of the Vendor's Group shall make use of or divulge to any third party (other than to the Vendors' professional advisers for the purpose of this Agreement in which case the Vendors shall use all reasonable endeavours to procure that such advisers keep such information confidential on terms equivalent to this Clause) any confidential information relating to the Company and the Subsidiaries save only:
(A) insofar as the same has become public knowledge otherwise than, directly or indirectly, through the Vendor's breach of this Sub-Clause 6.8 or the failure of the officers, employees or professional advisers referred to above to keep the same confidential; or
(B) to the extent required by law or by any supervisory or regulatory body.


7    Confidentiality
7.1  Confidentiality
Subject to Sub-Clause 7.2 (Permitted Disclosures) and to Clause 10 (Announcements) and without prejudice to Sub-Clause 6.8 (Confidential Information Concerning the Company), each party:
(A) shall treat as strictly confidential information obtained or received by it as a result of entering into or performing its obligations under this Agreement and relating to the negotiations concerning, or the provisions or subject matter of, this Agreement or the other party (`confidential information'); and
(B) shall not, except with the prior written consent of the other party (which shall not be unreasonably withheld or delayed), publish or otherwise disclose to any person any confidential information.

7.2-Clause 7.1 (Confidentiality) shall not apply if and to the extent that [the party proposing to make such disclosure can demonstrate that:
(A) such disclosure is required by law or by any securities exchange or regulatory or governmental body having jurisdiction over it and whether or not the requirement has the force of law;
(B) the confidential information was lawfully in its possession prior to its disclosure by the other party (as evidenced by written records) and had not been obtained from that other party; or
(C) the confidential information has come into the public domain other than through its fault or the fault of any person to whom the confidential information has been disclosed.

8.   Continuance of Restrictions
The restrictions contained in this Clause on the part of the Vendors shall survive Completion.


9    Announcements

9.1  Restriction
Subject to Sub-Clause 9.2 (Permitted Announcements), neither the Vendors nor the Purchaser shall make any announcement, whether to the public, to the customers or suppliers of the Company, or to all or any of the employees of the Company, concerning the subject matter of this Agreement without the prior written approval of the other (which shall not be unreasonably withheld or delayed)

9.2  Permitted Announcements
Sub-Clause 9.1 (Restriction) shall not apply if and to the extent that such announcement is required by law or by any securities exchange or regulatory or governmental body having jurisdiction over it and whether or not the requirement has the force of law and provided that any such announcement shall be made only after consultation with the other party.

9.3Continuance of Restrictions
The restrictions contained in this Clause on the part of the Vendors shall survive Completion.


10   Provisions Relating to this Agreement

10.1 Assignment
This Agreement shall be binding upon and inure for the benefit of the successors of the parties but shall not be assignable, save that the Parent and /or the Purchaser may at any time assign all or any part of its rights and benefits under this Agreement, to any transferee of the share capital of the Company or of any of the Subsidiaries, or to any Affiliate of the Purchaser who may enforce them as if he had also been named in this Agreement as the Purchaser.

10.2 Whole Agreement
(A) This Agreement, together with any documents referred to in it, constitutes the whole agreement between the parties relating to its subject matter and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties, assurances and arrangements of any nature, whether in writing or oral, relating to such subject matter.
(B) No variation of this Agreement shall be effective unless made in writing and signed by each of the parties.

10.3 Agreement Survives Completion
The provisions of this Agreement in so far as the same shall not have been performed at Completion, shall remain in full force and effect notwithstanding Completion.

10.4 Rights etc Cumulative and Other Matters
(A) The rights, powers, privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights, powers, privileges or remedies provided by law or otherwise.
(B) No failure to exercise nor any delay in exercising any right, power, privilege or remedy under this Agreement shall in any way impair or affect the exercise thereof or operate as a waiver thereof in whole or in part.
(C) No single or partial exercise of any right, power, privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise of any other right, power, privilege or remedy.

10.5 Release of One Vendor
The Purchaser may release or compromise the liability of any of the Vendors hereunder without affecting the liability of the other Vendor.

10.6 Further Assurance
At any time after the date hereof the Vendors shall, at the request and cost of the Purchaser, execute or procure the execution of such documents and do or procure the doing of such acts and things as the Purchaser may reasonably require for the purpose of vesting the Sale Shares in the Purchaser or its nominees and giving to the Purchaser the full benefit of all the provisions of this Agreement.

10.7 Invalidity
If any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the laws of any jurisdiction, the legality, validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected, and the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

10.8 Payment to the Vendors
Any payment falling to be made to the Vendors under any provision of this Agreement may be made to the Vendors solicitors, Richard
Saleh & Co, whose receipt shall be an absolute discharge.

10.9 Counterparts
This Agreement may be executed in any number of counterparts, which shall together constitute one Agreement. Any party may enter into this Agreement by signing any such counterpart.

10.10  Costs
Each party shall bear its own costs arising out of or in connection with the preparation, negotiation and implementation of this Agreement

10.11  Notices
(A) Any notice or other communication required to be given under this Agreement or in connection with the matters contemplated by it shall, except where otherwise specifically provided, be in writing in the English language and shall be addressed as provided in Sub-Clause (B) and may be:
(1) personally delivered, in which case it shall be deemed to have been given upon delivery at the relevant address; or
(2) if within the United Kingdom, sent by first class pre-paid post, in which case it shall be deemed to have been given two Business Days after the date of posting; or
(3) if from or to any place outside the United Kingdom, sent by pre-paid priority airmail, in which case it shall be deemed to have been given seven Business Days after the date of posting; or
(4) sent by fax, in which case it shall be deemed to have been given when despatched, subject to confirmation of uninterrupted transmission by a transmission report in which case it shall be deemed to have been given when despatched, provided that any notice despatched by fax after 17.00 hours (at the place where such fax is to be received) on any day shall be deemed to have been received at 08.00 on the next Business Day.
(B) The addresses and other details of the parties referred to in Sub-Clause (A) are, subject to Sub-Clause (C):

Name: The Vendors care of the Vendors' Solicitors
For the Attention of Richard Saleh
Address:
Fax Number 0161 434 9212

Name:CI4NET.comlimited
For the attention of: The Managing Director
Address: as above
Fax number:

Name: CI4NET.com Inc
For the attention of the Chief Executive officer
Address: as above
Fax number:


Copies in the case of each of the Purchaser and the Parent to McFadden Pilkington & Ward
City Tower
40 Basinghall Street
London EC2 5DE
Fax number 020-7638 8799
Attention: CJW Stenning

(C)Any party to this Agreement may notify the other parties of any change to its address or other details specified in Sub-Clause (B), provided that such notification shall be effective only on the date specified in such notice or five
Business Days after the notice is given, whichever is later, and provided also that any new address shall be in the United
Kingdom.

11 Law and Jurisdiction

11.1 English Law
This Agreement shall be governed by, and construed in accordance with, English law.

11.2  Jurisdiction
In relation to any legal action or proceedings to enforce this Agreement or arising out of or in connection with this Agreement (`proceedings') each of the parties irrevocably submits to the jurisdiction of the English courts and waives any objection to proceedings in such courts on the grounds of venue or on the grounds that the proceedings have been brought in an inconvenient forum.

AS WITNESS the hands of the duly authorised representatives of the parties on the date first before written.

SCHEDULE 1

THE VENDORS AND THE COMPANY
PART I:
Vendor         No Sale Shares
GLEN UK HOLDINGS LIMITED                                37,501
737a Wilmslow Road
Didsbury
Manchester M20 6WF


STEVEN MYATT                                             7,500
The Old Vicarage
Underbarrow
Kendal
Cumbria LA8 8HB


DAVID JOHN MORAN                                         4,999
19 Crescent Road
Hale, Altringham
Cheshire WA15 9NH



PART II:
The Company
Name: Media Ventures Group plc
Number:1493434
Registered Office:  Derbyshire House,737a Wilmslow Road, Didsbury
ManchesterM206WF

Authorised Capital:GBP50,000
Issued Capital:    GBP50,000
Directors:      David John Moran
                Richard John Smith
                Simon Malcom

Secretary:      Richard Saleh

Accounting Reference Date: 31 March
Auditors: Baker Tilly
Continuing Directors:




SIGNED by )

For and on behalf of Glen UK  )
Holdings Limited    )


SIGNED by Stephen Myatt  )


SIGNED by David John Moran   )


Signed by      )
For and on behalf of CI4Net.com)
limited   )


Signed by        )
For and on behalf of CI4NET.com)
Inc    )